Exhibit 10.1

rue21, inc.

2009 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT FOR EMPLOYEES

This Performance Share Unit Award Agreement set forth below (this “Agreement”) is dated as of the grant date (the “Grant Date”) set forth on Exhibit A and is between rue21, inc., a Delaware corporation (“rue21” or the “Company”), and the Eligible Employee to whom the Committee has made this performance grant (the “Award Recipient”).

All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the 2009 Omnibus Incentive Plan (the “Plan”).

Pursuant to the provisions of the Plan, the Committee (or its designee) has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of rue21, and has authorized the execution and delivery of this Agreement.

Agreement

The parties agree as follows:

Section 1. Performance Share Unit Award. Subject to and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, rue21 hereby makes a Performance Award to Award Recipient in the form of performance share units (“Performance Share Units”). Each Performance Share Unit awarded under this Agreement shall represent a right to receive one share of rue21’s Common Stock, to the extent such Performance Share Unit is earned pursuant to the terms of this Agreement. The shares of Common Stock to be issued and delivered to Award Recipient, if any, pursuant to the Performance Share Units awarded under this Agreement, including shares of capital stock, if any, issued from time to time with respect to such shares of Common Stock as a result of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization are referred to in this Agreement as the “Share(s).”

Section 2. Performance Share Units. The number of Performance Share Units covered by and subject to the terms of this Agreement is set forth on Exhibit A.

Section 3. Performance Period. The “Performance Period” means the performance period as set forth on Exhibit A.

Section 4. Performance Measure and Vesting Schedule. Subject to the provisions of this Agreement, rue21 shall issue and deliver to the Award Recipient one (1) Share for each whole Performance Share Unit that is earned and vested in accordance with the “Performance Measure and Vesting Schedule” set forth on Exhibit A and Section 5 of this Agreement; provided, however, that the Committee may reduce the number of Performance Share Units earned under this Award, but in no event may the Committee increase the number of Performance Share Units earned under this Award beyond the performance levels achieved.

Section 5. Vesting Period and Delivery of Shares. If the Performance Condition set forth on Exhibit A is met or exceeded (the “Performance Condition”) as certified by the Committee (the “Certification”), the Performance Share Units subject to this grant shall vest as follows: 33 1/3% of the earned amount of the Award on each of the first, second and third anniversaries of the Grant Date (each anniversary is a “Vesting Date” and such three-year period is the “Vesting Period”), provided the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates on such Vesting Date (unless otherwise provided herein). Except as otherwise provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, subject to the Award Recipient’s continued service with the Company or any of its Subsidiaries or Affiliates on each applicable Vesting Date. Except as otherwise provided herein, the shares of Common Stock which vest each year under this Agreement will be issued to you within thirty (30) days following each Vesting Date (or as soon as reasonably practicable but in no event later than the 15th day of the third month following each Vesting Date), subject to Award Recipient’s satisfaction of all applicable income and employment withholding taxes. The vesting of the earned amount of the Award shall be cumulative, but shall not exceed 100% of the earned amount of the Award. If the foregoing schedule would produce fractional shares, the number of shares that vest shall be rounded down to the nearest whole share on the first two anniversaries of the Grant Date.

Section 6. Certain Terminations.

(a) Except as set forth in this Section 6 or as otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company, if (i) Award Recipient experiences a Termination of Employment prior to the end of the Vesting Period, or (ii) Award Recipient breaches the confidentiality covenant set forth in Section 12 hereof, then effective at the close of business on the date of employment termination, or the date the Award Recipient breaches the confidentiality covenant set forth in Section 12 hereof, as applicable, all of Award Recipient’s earned Performance Share Units covered by this Agreement which are unvested as of the time of termination or breach shall be automatically cancelled and forfeited in their entirety without any further obligation on the part of rue21, such that rue21 shall not be obligated to issue any additional Shares or any other compensation to Award Recipient with respect to such cancelled and forfeited Performance Share Units.

(b) Unless otherwise provided in the Plan or any agreement between the Award Recipient and the Company, if after Certification but prior to the end of the Vesting Period: (i) Award Recipient’s Termination of Employment occurs as a result of Disability or death, (ii) a Change in Control occurs provided the Award Recipient is still employed by the Company at the time of such Change in Control, or (iii) the Award Recipient experiences a Termination of Employment on account of Retirement, all Performance Share Units that have been earned under this Agreement shall immediately become vested. Any Shares to which Award Recipient becomes entitled to receive pursuant to the preceding sentence will continue to be issued and delivered to Award Recipient in accordance with the originally scheduled Vesting Dates set forth in Section 5 of the Agreement; provided, that if vesting is accelerated on account of (x) the Award Recipient’s death, any earned amounts not previously vested shall be paid as soon as reasonably practicable but in no event later than the 15th day of the third month following Award Recipient’s death to the Award Recipient’s estate, and (y) a Change in Control, any earned amounts not previously vested shall be paid as soon as reasonably practicable but in no event later than the 15th day of the third month following the date of the Change in Control, provided that the Change in Control is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (a “409A Change in Control”), but if the Change in Control does not constitute a 409A Change in Control, the amounts shall continue to be paid on the originally scheduled Vesting Dates.

(c) If the Award Recipient is terminated for any reason or no reason prior to Certification or if a Change in Control occurs prior to Certification, all Performance Share Units covered by this Agreement shall be automatically cancelled and forfeited in their entirety.

Section 7. Clawback/Recoupment. Notwithstanding any other provisions in this Agreement, any Performance Share Units (and Shares relating thereto) subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

Section 8. Limitation of Rights; Investment Representation. Except as otherwise provided in the Plan or this Agreement, no holder of Performance Share Units shall be, or have any of the rights or privileges of, a stockholder of rue21 with respect to any Shares unless and until certificates or other evidence of ownership representing such Shares shall have been issued or reflected in such person’s name. Prior to actual receipt of the Shares under this Award, Award Recipient may not transfer any interest in the Award or the underlying Shares. Award Recipient acknowledges and agrees that the Shares which Award Recipient acquires pursuant to this Agreement, if any, shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws, and shall not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Any attempt to transfer the Performance Share Units or Shares in violation of this Section or the Plan shall render this Award of Performance Share Units null and void.

Section 9. Income Taxes. Award Recipient acknowledges that any income or wages for federal, state or local income or employment tax purposes that Award Recipient is required to recognize on account of the issuance and delivery of Shares to Award Recipient shall be subject to withholding of tax by rue21. In accordance with administrative procedures established by rue21, applicable withholding will be implemented, provided that Award Recipient may be permitted to elect to satisfy his or her minimum statutory withholding tax obligations, if any, on account of the issuance of Shares or settlement of this Award in one or a combination of the following methods: in cash or separate check made payable to rue21 or by authorizing rue21 to withhold from the Shares to be issued to the Award Recipient hereunder a sufficient number of whole Shares distributable in connection with this Award equal to the applicable minimum statutory withholding tax obligation. Notwithstanding any provision herein to the contrary, in the event this Award becomes subject to FICA taxes before the Shares under the Award would otherwise be issued, the Company shall (and without providing the Award Recipient with an election) reduce the number of shares deliverable under the Award to reflect the FICA tax withholding based on the value of the Shares at the time such Shares are taken into account for FICA purposes that does not exceed the applicable minimum statutory withholding tax obligation with respect to such FICA taxes and any federal, state or local income or employment taxes that may apply as a result of such accelerated issuance of Shares; provided, however, that any such accelerated issuance of Shares shall be made only to the extent permitted under Treasury Regulations Section 1.409A-3(j)(4)(vi). In the event Award Recipient does not make such payment when requested, rue21 may refuse to issue or cause to be delivered any Shares under this Agreement or any other incentive plan agreement entered into by Award Recipient and rue21 until such payment has been made or arrangements for such payment satisfactory to rue21 have been made.

Section 10. Rights to Continued Employment. Neither the Plan nor this Agreement shall be deemed to give Award Recipient any right to continue to be employed by, or provide services to, rue21, nor shall the Plan or the Agreement be deemed to limit in any way rue21’s right to terminate the employment or services of the Award Recipient at any time.

Section 11. Further Assistance. Award Recipient will provide assistance reasonably requested by rue21 in connection with actions taken by Award Recipient while employed by rue21, including, but not limited to, assistance in connection with any lawsuits or other claims against rue21 arising from events during the period in which Award Recipient was employed by rue21.

Section 12. Confidentiality. Award Recipient acknowledges that the business of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over competitors. Award Recipient further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Award Recipient acknowledges that by reason of Award Recipient’s duties to and association with the Company, Award Recipient has had and will have access to and has and will become informed of confidential business information which is a competitive asset of the Company. Award Recipient hereby agrees that Award Recipient will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of employment responsibilities. Award Recipient shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Award Recipient’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Award Recipient shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Award Recipient’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Award Recipient will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company. In addition to any other remedy available at law or in equity, in the event of any breach by Award Recipient of the provisions of this Section 12 which is not waived in writing by the Company, all vesting of the Performance Share Units shall cease effective upon the occurrence of the actions or inactions by Award Recipient constituting a breach by Award Recipient of the provisions of this Section 12.

Section 13. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Award Recipient and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Award Recipient and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the Shares.

Section 14. Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement. Award Recipient, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan, and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Award Recipient accepts as binding, conclusive and final all decisions or interpretations of the Committee (or its designee) upon any question arising under the Plan and this Agreement (including, without limitation, the date of Award Recipient’s Termination of Employment). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee (or its designee) the express authority to vary the terms of the Plan by means of this Agreement, in which case, this Agreement shall govern.

Section 15. Entire Agreement. Except as otherwise provided herein, in any Company plan applicable to the Award Recipient, or in any other agreement between Award Recipient and the Company, this Agreement and the Plan, each of which Award Recipient has reviewed and accepted in connection with the grant of the Performance Share Units reflected by this Agreement, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

Section 16. Choice of Law. To the extent not superseded by federal law, the laws of the Commonwealth of Pennsylvania (without regard to the conflicts laws of Pennsylvania) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State and Federal Courts located in the Commonwealth of Pennsylvania.

Section 17. Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient and, if to rue21, at its address provided in Section 20, and, if to the Award Recipient, the Award Recipient’s most recent address set forth in the Company’s records. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 19. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto or as otherwise provided under the Plan. Notwithstanding, rue21 may, in its sole discretion and subject to the terms of the Plan, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to be excepted from Section 409A of the Code (or to comply therewith to the extent rue21 determines it is not excepted).

Section 20. Acknowledgments.

(a) By accepting this Award of Performance Share Units, the Award Recipient acknowledges receipt of a copy of the Plan, and the prospectus relating to this Award of Performance Share Units, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

(b) The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to you electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s (or its designee’s) discretion. Both Internet Email and the World Wide Web are required in order to access documents electronically.

(c) This Award is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder and shall be interpreted and construed accordingly. Notwithstanding, Award Recipient recognizes and acknowledges that Section 409A of the Code may impose upon the Award Recipient certain taxes or interest charges for which the Award Recipient is and shall remain solely responsible.

(d) Award Recipient acknowledges that, by receipt of this Award, Award Recipient has read this Section 20 and consents to the electronic delivery of the Plan and related documents, as described in this Section 20. Award Recipient acknowledges that Award Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost if Award Recipient contacts the Vice President and General Counsel of the Company by telephone at (724) 776-9780 or by mail to rue21, inc., 800 Commonwealth Drive, Warrendale, Pennsylvania 15086. Award Recipient further acknowledges that Award Recipient will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this      day of                 , 20    .

Award Recipient

By:

Type Name:

Title:

rue21, inc.

By:

Type Name:

Title:

EXHIBIT A

Award Recipient:

Grant Date:

Performance Period:

Number of Performance Share Units:

Performance Measure and Vesting Schedule:

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